UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                   February 23, 2012

POTOMAC ELECTRIC POWER COMPANY
(Exact name of registrant as specified in its charter)

District of Columbia and Virginia	001-01072	53-0127880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Ninth Street, N.W., Washington, DC	20068
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(202) 872-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On February 23, 2012, Anthony J. Kamerick, the Senior Vice President and Chief Financial Officer (and principal financial officer) of Pepco Holdings, Inc. (“Pepco Holdings”) and Potomac Electric Power Company (the “Company”), advised Pepco Holdings and the Company that he intends to retire from such positions with Pepco Holdings and its subsidiaries, as well as his position as a director of the Company, in January 2013.  Mr. Kamerick joined the Company in October 1970 and has held a variety of positions, including Vice President and Treasurer of Pepco Holdings from August 2002 through February 2009, and Senior Vice President and Chief Regulatory Officer of Pepco Holdings from March 2009 through June 2009.  Mr. Kamerick was appointed to his current position with Pepco Holdings and the Company in June 2009.  Mr. Kamerick also holds a similar position with Delmarva Power & Light Company, and is the Chief Financial Officer of Atlantic City Electric Company, which positions he has held since June 2009.  Mr. Kamerick has also been a director of the Company since June 2009.

Mr. Kamerick will turn 65 in September 2012, and consistent with Pepco Holdings’ existing executive succession planning process, Pepco Holdings is currently evaluating potential candidates to succeed Mr. Kamerick.  Pepco Holdings intends to identify a successor during the next two months.  Once his successor has been selected, Mr. Kamerick will at that time resign from his existing officer positions with Pepco Holdings and its subsidiaries and as a director of the Company, and will be elected the Pepco Holdings’ Executive Vice President and Chief Regulatory Officer, to serve until his retirement in January 2013.  In this role, Mr. Kamerick will continue to oversee the regulatory proceedings of Pepco Holdings’ utility subsidiaries and will continue to report to Joseph M. Rigby, Pepco Holdings’ Chairman, President and Chief Executive Officer and the Company’s Chairman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POTOMAC ELECTRIC POWER COMPANY
(Registrant)

Date:	February 23, 2012	/s/ JOSEPH M. RIGBY
Name: Joseph M. Rigby Title: Chairman